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                                                                    EXHIBIT 16.1

                     [LETTERHEAD OF REEL & SWAFFORD, PLLC]


November 22, 1999


US Securities and Exchange Commission
450 Fifth Street NW
Washington, DC 20549

RE: The Bighub.com, Inc. (Commission File Number 000-27107)

We have read Form 8K dated November 5, 1999, and received by us November 11, 1999, of the above referenced registrant related to the change of auditors whereby the client-auditor relationship between registrant and Reel & Swafford, PLLC has ceased.

This is to advise you that Reel & Swafford, PLLC has no matters of disagreement with respect to the statements made in the aforementioned Form 8K of the registrant except for the following with respect to Item 4:

     First paragraph - Reel & Swafford, PLLC were notified of their dismissal on November 11, 1999.

     Fourth and Fifth paragraphs - we are unable to agree or disagree with paragraph four because we have not seen a independent appraisal of "the Company's assets" as of a date that would give rise to an adjustment to the historical financial statements as of October 31, 1998. Nor have we been provided adequate support and documentation to form a conclusion whether a subsequent write-down under SFAS 121 is appropriate.

     Second, Sixth and Seventh paragraphs - these paragraphs discuss meetings and discussions to which we were not privy. Accordingly, we are unable to agree or disagree with those statements.


Reel & Swafford, PLLC

Certified Public Accountants

cc: The Bighub.com, Inc.
Attention: Chet Howard, CFO